Exhibit 99.1

Press Release March 17, 2015

7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Provides First Quarter 2015 Earnings Guidance

FORT WAYNE, INDIANA, March 17, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2015 earnings guidance.  Excluding approximately $17 million, or $0.04 per diluted share, of estimated premium and related expenses associated with the company’s repayment of $350 million in senior notes in March 2015, the company provided first quarter 2015 adjusted earnings guidance in the range of $0.12 to $0.16 per diluted share.  Including these charges, earnings guidance for the first quarter 2015 would have been in the range of $0.08 to $0.12 per diluted share.

During the first quarter of 2015, two important industry developments occurred:

•                  Domestic steel product pricing declined to levels that are now globally competitive, which the company believes will result in reduced steel import levels beginning in the second quarter 2015.  Despite continued solid domestic steel consumption, product pricing decreased meaningfully due to delayed customer orders caused by the volatility in scrap prices and inventory buildup related to excessive fourth quarter 2014 steel imports.  The company believes the surplus inventory can be right-sized in the April and May 2015 timeframe, which coupled with continued demand, should result in increased domestic steel mill utilization.

•                  Ferrous scrap pricing declined between 25% and 30% during February, which the company believes will benefit metal margin.  Ferrous scrap pricing disconnected from iron ore pricing during 2014, as iron ore prices declined dramatically, while scrap prices remained relatively unchanged.  Historically these commodities are highly correlated; therefore, a sharp decline in scrap prices was not unexpected.

The company believes these events, coupled with continued strength in domestic steel consumption from the automotive, manufacturing and construction sectors, should support a stronger second quarter, and second half 2015, based on the expectation of reduced domestic steel import levels, reduced raw material costs, and increased orders as customer inventory levels decline.  Historically, the construction industry has been the largest single domestic steel consuming sector.   The construction market grew during 2014, improving meaningfully from the lows experienced in 2009 and 2010.  Despite the first quarter of each year being historically weaker for the construction industry due to seasonality, the company’s fabrication operations are expected to achieve solid first quarter 2015 financial results.  These results could approach those achieved in the third quarter 2014, which is traditionally the strongest construction quarter of a calendar year.  The company believes this is evidence of the continued growth in non-residential construction.

Estimated first quarter earnings are lower than the company’s sequential fourth quarter 2014 adjusted earnings of $0.40 per diluted share and similar to prior-year first quarter earnings of $0.17 per diluted share.

Due to expected lower steel shipments caused by the inventory overhang and hesitant customer buying, combined with an expected metal margin compression, first quarter 2015 profitability from the company’s steel operations is expected to be significantly lower in comparison to the fourth quarter 2014.  The benefit of reduced scrap pricing will be not be realized in the company’s steel results until the second quarter 2015, due to FIFO accounting and lower production utilization rates.  While the company’s steel operations experienced overall volume and pricing reduction, the sheet operations were the most significantly impacted.

Metals recycling operations are expected to record a loss for the first quarter 2015, based on lower metal spread caused by rapidly decreasing ferrous and nonferrous prices, as well as, reduced shipments based on lower domestic steel mill utilization.  The company expects margins to improve in the second quarter 2015, as pricing volatility subsides and steel mill utilization improves.

As the aforementioned import and raw material changes take place, the company anticipates both improved metal spread and increased shipments in the second quarter 2015, and throughout the remainder of the year.  While the company continues to strengthen its financial position, and execute its long-term strategy, it is well-positioned to carry on its growth.  As a testament to confidence in the company’s long-term cash flow generation capability, last week the company’s board of director’s announced a 20% increase in its quarterly cash dividend, to $0.1375 per common share.  The company also utilized free cash flow to repay $350 million in debt on March 16, 2015, reducing its annual interest burden by $27 million.  The company believes these actions reflect the strength of its capital structure and liquidity profile, and the continued optimism and confidence in its future prospects.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the nonresidential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500